Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 1, 2022
Pricing Supplement dated , 2022
(To ETF Underlying Supplement dated September 2, 2021,
Prospectus Supplement dated September 2, 2021,and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce Capped Airbag GEARS

$      Notes Linked to the SPDR® S&P 500® ETF Trust due on or about July 18, 2025

Investment Description
These Capped Airbag GEARS (the “Notes”) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the SPDR® S&P 500® ETF Trust (the “Underlying”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Return is greater than zero, CIBC will pay the principal amount at maturity plus a return equal to 1.50 (the “Upside Gearing”) multiplied by the Underlying Return, up to the Maximum Gain. If the Underlying Return is equal to or less than zero but greater than or equal to -20% (the “Threshold Percentage”), CIBC will pay the full principal amount at maturity. However, if the Underlying Return is less than the Threshold Percentage, CIBC will deliver to you a number of shares of the Underlying equal to the principal amount per Note divided by the Conversion Price (the “Share Delivery Amount”) for each Note (with cash paid in lieu of any fractional shares). Investing in the Notes involves significant risks. The Notes do not pay any interest. You are subject to the risk of receiving a number of shares of the Underlying at maturity that are worth less than the principal amount and may have no value at all. Any payment on the Notes, including any repayment of principal at maturity, is subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑   Enhanced Growth Potential Up to the Maximum Gain: At maturity, the Notes enhance any positive Underlying Return up to the Maximum Gain. If the Underlying Return is negative, investors may be exposed to the downside market risk of the negative Underlying Return at maturity.

❑   Contingent Repayment of Principal at Maturity: If the Underlying Return is equal to or less than zero but greater than or equal to the Threshold Percentage, CIBC will repay the principal amount at maturity. However, If the Underlying Return is less than the Threshold Percentage, CIBC will deliver to you the Share Delivery Amount at maturity for each Note, which are expected to be worth less than your principal amount and may have no value at all. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of CIBC.

Key Dates[1]

Trade Date	July 15, 2022
Settlement Date	July 20, 2022
Final Valuation Date[2]	July 15, 2025
Maturity Date[2]	July 18, 2025

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

[2] See page PS-4 for additional details.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE Full DOWNSIDE MARKET RISK OF THE UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000 in excess thereof. The final terms of the Notes will be determined on the Trade Date.

Underlying	Initial Price	Conversion Price	Threshold Percentage	Maximum Gain	Upside Gearing	CUSIP/ISIN
The SPDR® S&P 500® ETF Trust (“SPY”)	•	80% of the Initial Price	-20%	38.50% - 41.50%	1.50	13608K203 / US13608K2033

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is expected to be between $939.00 and $966.90 per $1,000.00 principal amount of the Notes, which is expected to be less than the price to public. See “Key Risks—General Risks” beginning on page PS-8 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The SPDR® S&P 500® ETF Trust (“SPY”)	•	$1,000.00	•	$25.00	•	$975.00

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the ETF Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Fund” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112446/tm2123981d25_424b5.htm

♦	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

♦	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PS-2

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the full downside market risk of the Underlying.

♦	You believe that the Final Price will be greater than or equal to the Conversion Price, but you can tolerate receiving a number of shares of the Underlying at maturity that are worth less than your principal amount or that may have no value at all if the Final Price is below the Conversion Price.

♦	You believe that the Underlying will appreciate over the term of the Notes, but will not appreciate by more than the Maximum Gain.

♦	You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Notes if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦	You understand and accept the risks associated with the Underlying.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying or the stocks held by the Underlying.

♦	You are willing to assume the credit risk of CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You seek an investment that is designed to return your full principal amount at maturity.

♦	You are not willing to make an investment in which you could lose some or all of your principal amount and you are not willing to make an investment that may have the full downside market risk of the Underlying.

♦	You cannot tolerate receiving a number of shares of the Underlying at maturity that are worth less than your principal amount or that may have no value at all.

♦	You believe that the price of the Underlying will decrease during the term of the Notes, or will increase by more than the Maximum Gain.

♦	You seek an investment that participates in the full appreciation in the Underlying or that has unlimited return potential.

♦	You are not willing to invest in the Notes if the Maximum Gain is set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦	You do not understand or accept the risks associated with the Underlying.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the Underlying or the stocks held by the Underlying.

♦	You are not willing or are unable to assume the credit risk of CIBC, as Issuer of the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying, see “Information About the Underlying” in this pricing supplement, and “Reference Sponsors and Fund Descriptions — The SPDR® S&P 500® ETF Trust” beginning on page S-48 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

PS-3

Indicative Terms
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$1,000 per Note
Term:	Approximately 3 years
Trade Date[1]:	July 15, 2022
Settlement Date[1]:	July 20, 2022
Final Valuation Date[1]:	July 15, 2025
Maturity Date[1]:	July 18, 2025
Reference Asset:	The SPDR® S&P 500® ETF Trust (Ticker: “SPY”) (the “Underlying”)
Upside Gearing:	1.50
Maximum Gain:	38.50% - 41.50%, to be determined on the Trade Date.
Threshold Percentage:	-20%
Conversion Price:	80.00% of the Initial Price
Payment at Maturity (per Note):

You will receive a cash payment on the Maturity Date calculated as follows:

If the Underlying Return is greater than zero, the lesser of:

(A) $1,000 + ($1,000 × Underlying Return × Upside Gearing); and

(B) $1,000 + ($1,000 × Maximum Gain).

If the Underlying Return is equal to or less than zero but greater than or equal to the Threshold Percentage:

$1,000

If the Underlying Return is less than the Threshold Percentage:

Share Delivery Amount

In this case, CIBC will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount (with cash paid in lieu of any fractional shares), which are expected to be worth less than the principal amount and may have no value at all.

Share Delivery Amount (per Note):

A number of shares of the Underlying equal to (1) the principal amount of $1,000 divided by (2) the Conversion Price, rounded to four decimal places.

Any fractional shares included in the Share Delivery Amount will be paid in cash at an amount equal to that fraction multiplied by the Final Price. Consequently, if the Conversion Price is greater than $1,000, the Share Delivery Amount will be a fraction and the Payment at Maturity will paid in cash.

Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	The Closing Price of the Underlying on the Trade Date. The Initial Price will be subject to adjustment by the calculation agent as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the accompanying underlying supplement.
Final Price:	The Closing Price of the Underlying on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce
CUSIP/ISIN:	13608K203 / US13608K2033

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY receivE a number of shares of the Underlying at maturity that ARE worth less than the principal amount and may have no value at all. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Expected. In the event CIBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same. The Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Fund” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

PS-4

Investment Timeline

The Initial Price, the Conversion Price and the Share Delivery Amount are determined and the terms of the Notes are set.

The Final Price and the Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is greater than zero, CIBC will pay you a cash payment per Note equal to the lesser of:

(A) $1,000 + ($1,000 × Underlying Return × Upside Gearing); and

(B) $1,000 + ($1,000 × the Maximum Gain)

If the Underlying Return is equal to or less than zero but greater than or equal to the Threshold Percentage, CIBC will pay you a cash payment per Note equal to:

$1,000

If the Underlying Return is less than the Threshold Percentage, CIBC will deliver to you at maturity a number of shares of the Underlying (with cash paid in lieu of any fractional shares) equal to:

Share Delivery Amount

In this case, you will receive a number of shares of the Underlying equal to the Share Delivery Amount that are expected to be worth less than the principal amount and may have no value at all.

PS-5

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes at maturity. The return on the Notes at maturity is linked to the performance of the Underlying and will depend on whether, and to the extent which, the Underlying Return is positive or negative and if the Underlying Return is negative, whether the Underlying Return is below the Threshold Percentage. If the Underlying Return is below the Threshold Percentage, CIBC will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note. Therefore, if the Final Price is below the Conversion Price, the value of the Share Delivery Amount will decrease by a proportionately higher percentage for each additional percentage the Underlying decreases below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your principal amount at maturity for each additional 1% that the Final Price is less than the Conversion Price as measured from the Initial Price.

In addition, since the Share Delivery Amount will not be delivered to you until the Maturity Date, if the price of the Underlying further decreases from the Final Valuation Date to the Maturity Date, the value of the Share Delivery Amount will further decline and will be based on the price of those shares on the Maturity Date. Additionally, there is no assurance that an active trading market will continue for shares of the Underlying or that there will be liquidity in that trading market. If you receive shares of the Underlying at maturity, the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦	Limited Return on the Notes –Your return on the Notes will be limited by the Maximum Gain, regardless of any increase in the price of the Underlying, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Notes may be less than your return would be on a hypothetical direct investment in the Underlying or in the stocks included in the Underlying.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying is above the Conversion Price.

♦	The Upside Gearing Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Notes themselves, and the return you realize may be less than the Upside Gearing times the Underlying Return, even if that return is positive and, when multiplied by the Upside Gearing, does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Notes to maturity.

♦	No Interest Payments – CIBC will not make any interest payments with respect to the Notes.

Underlying Risks

♦	Owning the Notes Is Not the Same as Owning Shares of the Underlying or the Stocks Held by the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned shares of the Underlying or the stocks held by the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlying or the stocks held by the Underlying would have, unless you receive shares of the Underlying as payment on the Notes at maturity. Furthermore, the Underlying and the stocks held by the Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting the Underlying or Its Underlying Index May Adversely Affect the Value of the Underlying — The policies of the sponsor of the Underlying or its Underlying Index concerning additions, deletions and substitutions of the stocks included in the Underlying or Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks included in the Underlying or Underlying Index may adversely affect its value. The policies of the sponsor with respect to the calculation of the Underlying or Underlying Index could also adversely affect its value. The sponsor may discontinue or suspend calculation or dissemination of the Underlying or Underlying Index. Any such actions could have an adverse effect on the price of the Underlying and consequently, the value of the Notes.

♦	The Performance of the Underlying May Not Correlate with the Performance of the Underlying Index as well as the Net Asset Value per Share of the Underlying, Especially During Periods of Market Volatility — Although the Underlying is designed to track the performance of its Underlying Index, the performance of the Underlying and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

PS-6

In addition, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying may differ from its net asset value per share; shares of the Underlying may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.

For the foregoing reasons, the performance of the Underlying may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of the Underlying, may not be the same as an investment directly in the securities or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

♦	The Underlying is Subject to Management Risk — The Underlying is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, The Underlying, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from its Underlying Index, the Underlying generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying is subject to the risk that the investment strategy of its investment advisor may not produce the intended results. All these factors may adversely affect the Closing Price of the Underlying and consequently, the return on the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to the Underlying or any securities held by the Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the price of the Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the price of the Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the price of the Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting the Underlying has occurred, determine the Final Price of the Underlying if the scheduled Final Valuation Date is postponed to the last possible day, and make certain anti-dilution adjustments to the Initial Price of the Underlying if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Fund” in the underlying supplement and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian

PS-7

Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the price of the Underlying, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes would have an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the Trade Date, and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 9 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price of the Underlying; the volatility of the Underlying; the dividend

PS-8

rate paid on the Underlying and the stocks held by the Underlying; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity.

PS-9

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Price. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	Approximately 3 years
Upside Gearing:	1.50
Hypothetical Maximum Gain:	38.50%
Threshold Percentage:	-20%
Hypothetical Initial Price:	$100.00
Hypothetical Conversion Price:	$80.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / Conversion Price of $80.00)

Example 1— The price of the Underlying increases from an Initial Price of $100.00 to a Final Price of $105.00.

Because the Underlying Return of 5.00% is greater than zero, the Payment at Maturity for each $1,000 principal amount of Notes is equal to the lesser of:

(A) $1,000.00 + ($1,000.00 × 5.00% × 1.50), and

(B) $1,000.00 + ($1,000.00 × 38.50%)

Payment at Maturity =$1,075.00

Example 1 shows that the Notes provide a leveraged return if the positive Underlying Return multiplied by the Upside Gearing does not exceed the Maximum Gain.

Example 2— The price of the Underlying increases from an Initial Price of $100.00 to a Final Price of $130.00.

Because the Underlying Return of 30.00% is greater than zero, the Payment at Maturity for each $1,000 principal amount of Notes is equal to the lesser of:

(A) $1,000.00 + ($1,000.00 × 30.00% × 1.50), and

(B) $1,000.00 + ($1,000.00 × 38.50%)

Payment at Maturity =$1,385.00

Example 2 shows that when the Underlying Return multiplied by the Upside Gearing exceeds the Maximum Gain, the return on the Notes will be limited to the Maximum Gain.

Example 3— The price of the Underlying increases from an Initial Price of $100.00 to a Final Price of $150.00.

Because the Underlying Return of 50.00% is greater than zero, the Payment at Maturity for each $1,000 principal amount of Notes is equal to the lesser of:

(A) $1,000.00 + ($1,000.00 × 50.00% × 1.50), and

(B) $1,000.00 + ($1,000.00 × 38.50%)

Payment at Maturity =$1,385.00

Example 3 shows that the return on the Notes will not exceed the Maximum Gain, regardless of the extent to which the price of the Underlying increases.

Example 4— The price of the Underlying decreases from an Initial Price of $100.00 to a Final Price of $80.00.

Payment at Maturity = $1,000.00

Because the Underlying Return is -20.00%, which is equal to or less than zero but greater than or equal to the Threshold Percentage, the Payment at Maturity is equal to the $1,000.00 principal amount per Note (a return of 0%).

Example 5— The price of the Underlying decreases from an Initial Price of $100.00 to a Final Price of $50.00.

Because the Final Price is less than the Conversion Price, the Payment at Maturity for each $1,000 principal amount of Notes is the Share Delivery Amount, and you will receive 12.50 shares of the Underlying (with cash paid in lieu of fractional shares), which are worth $625.00 as of the Final Valuation Date (12.50 shares x $50.00).

Example 5 shows that you will receive a number of shares of the Underlying at maturity that are expected to worth less than the principal amount and may have no value at all if the Final Price is less than the Conversion Price.

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Scenario Analysis – Hypothetical Payment at Maturity for each $1,000.00 principal amount of the Notes.

Hypothetical Final Price	Hypothetical Underlying Return*	Payment at Maturity	Return on Notes at Maturity**
$200.00	100.00%	$1,385.00	38.50%
$150.00	50.00%	$1,385.00	38.50%
$130.00	30.00%	$1,385.00	38.50%
$125.67	25.67%	$1,385.00	38.50%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	12.50 shares	- 6.25%***
$50.00	-50.00%	12.50 shares	- 37.50%***
$25.00	-75.00%	12.50 shares	- 68.75%***
$0.00	-100.00%	12.50 shares	-100.00%***

* The Underlying Return excludes cash dividend payments on the stocks included in the Underlying.

** This “Return on Notes” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount of the Notes to the purchase price of $1,000 per Note.

*** Calculated based on the corresponding hypothetical Final Price.

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Information About the Underlying

The SPDR® S&P 500® ETF Trust

The Underlying seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index, which is designed to measure the performance of large-capitalization segment of the U.S. equity market. The Underlying trades on the NYSE Arca under the ticker symbol “SPY.” See “Reference Sponsors and Fund Descriptions—The SPDR® S&P 500® ETF Trust” beginning on page S-48 of the accompanying underlying supplement for additional information about the Underlying.

Information provided to or filed with the SEC by the Underlying pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about the Underlying may be obtained from other sources, including, but not limited to, its sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the Underlying is accurate or complete.

Historical Performance of the Underlying

The graph below illustrates the performance of the Underlying from January 1, 2017 to June 29, 2022, based on the daily Closing Prices as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On June 29, 2022, the Closing Price of the Underlying was $380.34 (the “Hypothetical Initial Price”). The blue line indicates a hypothetical Conversion Price of $304.27, which is equal to 80.00% of the Hypothetical Initial Price. The historical performance of the Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the price of the Underlying at any time during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your investment.

Historical Performance of the SPDR® S&P 500® ETF Trust

Source: Bloomberg

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United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatment could include a requirement that a holder accrue ordinary income over the life of the Notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

While the matter is not entirely clear, since the Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the Notes is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a Note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a Note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Note will equal the excess of (i) any long-term capital gain you recognized in respect of the Note and attributable to the Section 1260 Financial Asset, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Asset at fair market value on the original issue date for an amount equal to the portion of the issue price of the Note attributable to the Section 1260 Financial Asset and sold such Section 1260 Financial Asset upon the date of sale, exchange, or settlement of the Note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult your own tax advisor regarding the potential application of Section 1260 of the Code to an investment in the Notes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis, and an entity in respect of which the Issuer is a ”specified entity” generally includes (i) an entity that is a specified shareholder of the Issuer (as defined above), (ii) an entity in which the Issuer (either alone or together with entities with whom the Issuer is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary assumes that the shares of the Underlying or any Successor Fund as described under “Certain Terms of the Notes—Discontinuance of or Material Change to a Fund” in the underlying supplement will not at any relevant time be “taxable Canadian property”, as defined in the Canadian Tax Act of a Non-Resident Holder.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well. This summary does not discuss any tax considerations which may be applicable to the acquisition, holding or disposition of any shares of the Underlying (or any Successor Fund) acquired by a Non-Resident Holder on payment of the Share Delivery Amount at maturity, if applicable. Non-Resident Holders should consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PS-14

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes will be determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes will be lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

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